Exhibit 4.3



                           SWEETHEART CUP COMPANY INC.


                                 as successor to


                              THE FONDA GROUP, INC.


             $120,000,000 9 1/2% Senior Subordinated Notes Due 2007


                          FIRST SUPPLEMENTAL INDENTURE

                           Dated as of March 25, 2002

                                       to

                                    INDENTURE

                          Dated as of February 27, 1997

                              -------------------

                          The Bank of New York, Trustee


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            FIRST SUPPLEMENTAL INDENTURE, dated as of March 25, 2002 (the "First
Supplemental Indenture"), between Sweetheart Cup Company Inc., a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as Trustee under the Indenture referred to below (the "Trustee").

            WHEREAS, The Fonda Group, Inc., a Delaware corporation (the "Issuer"), and the Trustee executed an Indenture, dated as of February 27, 1997 (the "Indenture"), in respect of $120,000,000 in aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2007 (the "Notes"); and

            WHEREAS, in connection with the merger of the Issuer with and into the Company pursuant to the Agreement and Plan of Merger, dated as of March 25, 2002 (the "Merger Agreement"), between the Issuer and the Company, the Company has agreed to assume all of the Issuer's obligations in respect of the Indenture and the Notes; and

            WHEREAS, the Company desires by this First Supplemental Indenture, pursuant to and as contemplated by Article V and Section 9.01(c) of the Indenture, to expressly assume the due and punctual payment of the principal of, and premium, if any, and interest on the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Issuer to be performed or observed;

            WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;

            WHEREAS, for all purposes of this First Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this First Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture;

            NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes, as follows:

                                   ARTICLE ONE
                    ASSUMPTION OF OBLIGATIONS OF THE COMPANY

            Section 1.1. Assumption. The Company hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of every covenant of the Indenture on the part of the Company to be performed or observed as if the Company were the party that executed the Indenture on the date of its original execution and delivery by the Issuer and as if it were the original issuer of the Notes under the Indenture. Any Notes delivered after the date of this First Supplemental Indenture, including Notes delivered in substitution or exchange for any outstanding Notes, as provided in the Indenture, may be executed and delivered by the Company in its own name, with such notations, legends or endorsements required by law, stock exchange rules or usage, and each such Note along with all Notes issued on or prior to the date of this First Supplemental Indenture shall constitute the obligation of the Company.

                                   ARTICLE TWO

                                  MISCELLANEOUS

         Section 2.1. Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all their terms shall remain in full force and effect.

         Section 2.2. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, OTHER THAN GENERAL OBLIGATION LAW SECTIONS 5-1401 AND 5-1402.

         Section 2.3. Successors and Assigns. All agreements of the Company in this First Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors and assigns.

         Section 2.4. Multiple Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

         Section 2.5. Effectiveness and Operativeness. The provisions of this First Supplemental Indenture shall become effective, and the amendments provided for in Article I of this First Supplemental Indenture shall be operative, immediately upon the consummation of the transactions contemplated by the Merger Agreement.

         Section 2.6. Trustee's Disclaimer. Except for the first recital contained herein, the recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.



                            [Signature Page follows]


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



  INWITNESS WHEREOF, the parties hereto have caused this First Supplemental
    Indenture to be duly executed, all as of the date first written above.


                                    SWEETHEART CUP COMPANY INC.


                                    By: /s/ Hans H. Heinsen
                                       ------------------------------
                                        Name:  Hans H. Heinsen
                                        Title: Senior Vice President

                                    THE BANK OF NEW YORK


                                    By: /s/ Julie Salovitch-Miller
                                       ------------------------------
                                        Name:  Julie Salovitch-Miller
                                        Title: Vice President



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